                                                 Exhibit 5.1

                     [Letterhead of PS Business Parks, Inc.]

October 5, 2012

PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201

Re:	PS Business Parks, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to PS Business Parks, Inc., a California corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”) by the company of an aggregate of 1,444,500 shares of common stock, par value $0.01 per share (the “Shares”) issuable pursuant to the terms of the PS Business Parks, Inc. 2012 Equity and Performance-Base Incentive Compensation Plan (the “Plan”).

As counsel to the Company, I have examined such documents as I have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) certificated copies of articles of incorporation (as amended) and bylaws (as amended) of the Company, (iii) the Plan and (iv) such other documents and matters of law as I have deemed necessary in connection with the opinions hereinafter expressed.

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to me as copies.

Upon the basis of such examination, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms and conditions set forth in the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the PS Business Parks, Inc. Board of Directors or any committee thereof, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following assumptions, qualifications and exceptions:

(1) The opinions expressed herein are limited to the laws of the State of California and the Federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

(2) This opinion letter has been prepared for your use in connection with the Registration Statement and is limited to present statutes, regulations and administrative and judicial interpretations.  I assume no obligation to advise you of any changes in the foregoing after the date hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

 /s/ Stephanie G. Heim
Stephanie G. Heim
Vice President, Counsel
and Assistant Secretary